EXHIBIT 2.1
PARTNERSHIP INTEREST PURCHASE AGREEMENT
This PARTNERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of October 4, 2019 (the “Effective Date”), by and between CARTER VALIDUS ADVISORS II, LLC, a Delaware limited liability company (“Buyer”), and CARTER/VALIDUS ADVISORS, LLC, a Delaware limited liability company (“Seller”).
Background

A.	Seller is the Special Limited Partner of Carter/Validus Operating Partnership, LP, a Delaware limited partnership (“CVOP I”), and owns 200 Partnership Units of CVOP I (“Seller’s CVOP I Units”).

B.
Buyer has agreed to purchase from Seller, and Seller has agreed to Sell to Buyer, Seller’s CVOP I Units and all of Seller’s rights and entitlements as a partner of CVOP I (collectively, “Seller’s CVOP I Partnership Interest”), on the terms and conditions set forth in this Agreement.

Terms and Conditions
For the reasons described above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
1.Purchase and Sale of Seller’s CVOP I Partnership Interest. Seller hereby sells, assigns, transfers and delivers to Buyer, and Buyer hereby purchases from Seller, Seller’s entire right, title and interest in and to Seller’s CVOP I Partnership Interest, free and clear of any liens or encumbrances, for an aggregate purchase price of $1,066, the receipt of which is hereby acknowledged by Seller.
2.    Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that:
(a)    Status. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the power to own its properties and carry on its business as now being conducted, to execute and deliver this Agreement and to consummate the transactions contemplated by it and otherwise to comply with or perform its obligations under this Agreement.
(b)    Power; Authorization; Binding Nature. With respect to this Agreement and any other agreements, instruments and documents executed and delivered by Buyer pursuant to this Agreement (collectively the “Buyer Delivered Agreements”):
(i)    Buyer has the power and authority to execute and deliver this Agreement and the other Buyer Delivered Agreements, to consummate the transactions contemplated by them and otherwise to comply with or perform its obligations under this Agreement;

(ii)    the execution and delivery by Buyer of this Agreement and the other Buyer Delivered Agreements and the consummation by Buyer of the transactions contemplated by them have been duly authorized by all necessary action on the part of Buyer in compliance with its Articles of Organization, its Operating Agreement and applicable law; and
(iii)    this Agreement and the other Buyer Delivered Agreements constitute valid and binding agreements of Buyer that are enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.
(c)    Absence of Violations or Conflicts. The execution and delivery by Buyer of this Agreement and the other Buyer Delivered Agreements, the consummation by Buyer of the transactions contemplated herein and therein, and the performance by or compliance with its obligations hereunder or thereunder will not constitute (with the giving of notice or the lapse of time or both) a default under or violation of (i) any term or provision of the Articles of Organization or Operating Agreement of Buyer, (ii) any agreement, commitment or understanding to which Buyer is a party, to which it is subject or by which it is bound, or (iii) any applicable law.
(d)    No Consents Required. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person on the part of Buyer, which has not been obtained on or prior to the date hereof, is required in connection with Buyer’s execution or delivery of, or the performance under or compliance with this Agreement or the other Buyer Delivered Agreements or the consummation of the transactions contemplated hereby or thereby.
(e)    Brokers and Finders. Neither Buyer nor anyone acting on its behalf has done anything to cause or incur any liability to any party for any broker’s or finder’s fees or the like in connection with this Agreement or any transaction contemplated hereby.
(f)    No Omissions. No representation, warranty or statement of Buyer omits, or will omit, to state any material fact necessary to make each representation or warranty or statement in this Agreement by Buyer accurate and not misleading in any material respect.
(g)    Survival. The foregoing representations and warranties shall survive the Effective Date for a period of 2 years.
3.    Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that:
(a)    Status. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power to own its properties and carry on its business as now being conducted, to execute and deliver this Agreement and to consummate the transactions

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contemplated by it and otherwise to comply with or perform its obligations under this Agreement.
(b)    Powers; Authorization; Binding Nature. With respect to this Agreement and any other agreements, certificates, instruments and documents executed and delivered by Seller or its officers pursuant to this Agreement (collectively, the “Seller Delivered Agreements”):
(i)    Seller has the power and authority to execute and deliver this Agreement and the other Seller Delivered Agreements and to consummate the transactions contemplated by them and otherwise to comply with or perform its obligations under this Agreement and the other Seller Delivered Agreements;
(ii)    the execution and delivery by Seller of this Agreement and the other Seller Delivered Agreements and the consummation by Seller of the transactions contemplated by them have been duly authorized by all necessary action on the part of Seller (including appropriate member approval under applicable law without the assertion of appraisal rights) in compliance with its Articles of Organization, its Operating Agreement and applicable law;
(iii)    this Agreement and the other Seller Delivered Agreements have been duly executed by Seller and constitute valid and binding agreements of Seller that are enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.
(c)    Absence of Violations or Conflicts. The execution and delivery by Seller of this Agreement and the other Seller Delivered Agreements, the consummation by Seller of the transactions contemplated herein and therein, and the performance under and compliance with the terms and conditions of this Agreement and the other Seller Delivered Agreements will not constitute (with the giving of notice or the lapse of time or both) a default under or violation of (i) any term or provision of the Articles of Organization or Operating Agreement of Seller, (ii) any agreement, commitment or understanding to which Seller is a party, to which it is subject or by which it is bound, or (iii) any applicable law.
(d)    No Consents Required. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person, which has not been obtained on or prior to the date hereof, is required in connection with Seller’s execution and delivery of, or the performance of or compliance with its obligations under this Agreement or the other Seller Delivered Agreements or the consummation of the transactions contemplated hereby or thereby.
(e)    Taxes. Seller has properly completed and filed all tax returns required to be filed by it with any governmental authority, and no filing extensions for any such returns are in effect. Seller has paid and satisfied on or before their respective due

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dates all taxes, estimated tax payments, deficiency assessments, additions to tax, penalties and interest (whether or not requiring the filing of returns), payable to any governmental authority. All taxes, assessments and levies which Seller is or was required by law to withhold or collect, including sales, unemployment and payroll taxes, have been duly withheld and collected.
(f)    Litigation. Seller is not a party to, engaged in or threatened with, any claim, controversy, legal action, or other proceeding, whether as plaintiff or defendant and whether or not before any governmental authority, other than any such matter in which Seller is the plaintiff, and no counterclaim or cross-claim has been, or is likely to be, made. Seller is not a party to or subject to any judgment, order or decree against it or with respect to any of Seller’s CVOP I Partnership Interest.
(g)    Title to Interest. Seller has good and marketable title to Seller’s CVOP I Partnership Interest.
(h)    Compliance with Laws. Seller has complied, in all material respects, with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any federal or state court or of any municipal or governmental department, commission, board, bureau, agency or instrumentality which are applicable to Seller or its business.
(i)    Brokers and Finders Fees. Neither Seller nor anyone acting on behalf of Seller has done anything to cause or incur any liability to any party for any broker’s or finder’s fees or the like in connection with this Agreement or any transaction contemplated hereby.
(j)    No Omissions. No representation, warranty or statement of Seller omits, or will omit, to state any material fact necessary to make each representation or warranty or statement in this Agreement by Seller accurate and not misleading in any material respect.
(k)    Survival. The foregoing representations and warranties shall survive the Effective Date for a period of 2 years.

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4.    General Provisions.
(a)    Governing Law; Venue. The laws of the State of Florida, excluding its choice of law provisions if such laws would result in the application of laws other than the laws of the State of Florida, shall govern any disputes between the parties, the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereunder. The forum selected for any proceeding or suit related to a dispute between the parties or this Agreement shall be in a federal or state court of competent jurisdiction located in Hillsborough County, Florida. The parties hereto each consent to those courts’ personal jurisdiction over them, and waive any defense, whether asserted by motion or pleading, that Hillsborough County, Florida is an improper or inconvenient venue.
(b)    Further Action. Each party hereto agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.
(c)    Notice. Any notice permitted or required hereunder shall be given in writing, and shall be deemed to have been duly delivered (i) when delivered by personal delivery or 3 days after deposited in a United States postal service letter box for mailing by first class mail, postage prepaid, certified mail, with return receipt requested (regardless of whether the return receipt is subsequently received); (ii) 1 business day after deposited with a nationally recognized courier service for overnight delivery; or (iii) when sent prior to 5:00 pm by facsimile to a fax number designated in writing by the recipient (or on the succeeding day if sent by facsimile after 5:00 pm) provided that a confirmation of receipt is retained by the sender; and, in each case, addressed by the sender to the recipient at the address listed below, or to such other address as a party notifies the other parties in accordance with this Section.

To Buyer:	Carter Validus Advisors II, LLC 4890 W. Kennedy Boulevard, Suite 650 Tampa, FL 33609 Attn: Kay Neely, CFO
To Seller:	Carter/Validus Advisors, LLC 4890 W. Kennedy Boulevard, Suite 650 Tampa, FL 33609 Attn: Michael Seton, CEO
(d)    Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties to this Agreement and their respective legal representatives, heirs, devisees, legatees, successors and assigns, and any reference to a party to this Agreement shall also be a reference to such legal representatives, heirs, devisees, legatees, successors and assigns.
(e)    Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or any public or legal holiday, whether federal or of the State of Florida, the

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party having such privilege or duty shall have until 5:00 p.m. on the next succeeding regular business day to exercise such privilege or to discharge such duty.
(f)    Gender; Number. Whenever the pronouns “he” or “his” are used herein they shall also be deemed to mean “she” or “hers” or “it” or “its” whenever applicable. Words in the singular shall be read and construed as though the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.
(g)    Captions. The titles and captions of or in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this agreement or the intent of any provision of this Agreement.
(h)    Integration. This Agreement, together with the exhibits attached, supersedes all prior negotiations, agreements and understandings between the parties with respect to the subject matter hereof and constitutes the entire agreement between the parties with respect to the subject matter hereof.
(i)    Waiver. The failure of any party to this Agreement at any time or times to require performance of any provisions of this Agreement shall in no manner affect such party's right to enforce the same; and no waiver by any party to this Agreement of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed either as a further or continuing waiver of any such condition or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.
(j)    Attorneys’ Fees. If any suit or action shall be instituted to enforce or to interpret this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all costs, fees, and reasonable attorneys’ and paralegals’ fees, expended as part of such suit, action, or appeal thereof.
(k)    Severability. In the event that any court of competent jurisdiction shall determine that any provision of this Agreement is invalid, such determination shall not affect the validity of any other provision of this Agreement, which shall remain in full force and effect and which shall be construed as to be valid under applicable law.
(l)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall be deemed to be a single instrument. The signatures of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or other form of electronic transmission shall be as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.
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the next page is the signature page.]

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IN WITNESS WHEREOF, the parties have executed this PARTNERSHIP INTEREST PURCHASE AGREEMENT as of the Effective Date.

Buyer: CARTER VALIDUS ADVISORS II, LLC a Delaware limited liability company
By:	/s/ Kay Neely
Name:	Kay Neely
Title:	CFO
Seller: CARTER/VALIDUS ADVISORS, LLC a Delaware limited liability company
By:	/s/ Michael Seton
Name:	Michael Seton
Title:	CEO
CONSENT OF GENERAL PARTNER
The undersigned sole General Partner of CVOP II hereby consents the purchase and sale of Seller’s CVOP I Partnership Interest on the terms and conditions set forth in the Partnership Interest Purchase Agreement, and to the admission of Buyer as a substitute Limited Partner of CVOP II with respect to Seller’s CVOP I Partnership Interest.

CARTER VALIDUS MISSION CRITICAL REIT II, INC., a Maryland corporation
By:	/s/ Michael Seton
Name:	Michael Seton
Title:	President

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CONSENT OF BENEFICIAL OWNERS
The undersigned beneficial owners of Seller hereby consent to the purchase and sale of Seller’s CVOP I Partnership Interest on the terms and conditions set forth in the Partnership Interest Purchase Agreement, and hereby waive compliance with the provision of any agreement that would prohibit, restrict or impose conditions precedent upon such purchase and sale.

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CARTER/VALIDUS REIT INVESTMENT MANAGEMENT COMPANY, LLC a Florida limited liability company
By:	/s/ Michael Seton
Name:	Michael Seton
Title:	CEO
VALIDUS BROKER DEALER INVESTMENT MANAGEMENT COMPANY, LLC a Florida limited liability company
By:	/s/ Mario Garcia, Jr.
Name:	Mario Garcia, Jr.
Title:	Managing Member
STRATCAP HOLDINGS, LLC, a Delaware limited liability company
By:	/s/ Patrick Miller
Name:	Patrick Miller
Title:	Member
VALIDUS/STRATEGIC CAPITAL, LLC, a Delaware limited liability company
By:	/s/ Mario Garcia, Jr.
Name:	Mario Garcia, Jr.
Title:	Chairman
STRATEGIC CAPITAL MANAGEMENT HOLDINGS, LLC a Delaware limited liability company
By:	/s/ Patrick Miller
Name:	Patrick Miller
Title:	Manager

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